Exhibit 10.1

Callon Petroleum Company

200 NORTH CANAL STREET		TELEPHONE 601/442-1601
P.O. BOX 1287	February 13, 2015
NATCHEZ, MISSISSIPPI 39121-1287

Bobby F. Weatherly

1206 Wood Duck Cove

Oxford, MS 38655

Retirement Terms Summary

Dear Bob:

Callon’s Board of Directors has approved the following:

1.

Lump Sum Payment – You will receive a lump sum payment of Two Hundred Sixty-six Thousand Dollars ($266,000.00). You will also receive a Bonus Payment for 2014 when the bonus amounts receive final approval from the Compensation Committee.

2.	Regular Pay – You will receive your regular pay through February 15, 2015, which will serve as your Retirement Date.

3.	Vacation – You will be paid for unused vacation time through your Retirement Date.

4.

Group Health Insurance Option – Should you be retained as an active consultant for Callon Petroleum Company, you will be eligible to be a participant in the Callon Petroleum Company Group Health Plan after your date of retirement as long as you remain an active Consultant to Callon Petroleum Company.

5.

Callon Petroleum Company Common Stock, Unvested Restricted Stock Units and Phantom Stock Units – Under the terms of the Restricted Stock plan and the Phantom Units plan and with the approval of the Compensation Committee of the Board of Directors, all of your outstanding Restricted Stock Units and Phantom Units will vest on your Retirement Date.

6.

Callon Property, Confidentiality and Non-disparagement – You agree to return all files, information and other property of Callon to your supervisor.  You agree to keep all matters relating to Callon operations confidential.  You agree not to disparage Callon Petroleum Company or its business or affairs, including its present or former employees or representatives.

7.

Acknowledgement of Reading and Understanding Agreement – You agree that you have read this Agreement and understand all its provisions.  You have the right to have an attorney or other representative of your choice review the Agreement and advise you about it, and you have up to forty-five (45) days to do so.  You understand that you have seven (7) days after you sign this Agreement to revoke it.  You understand that the consideration promised in this Agreement will not be paid before the expiration of that seven (7) day period.  This Agreement waives all claims you may have against Callon of any type or character through the date on which you sign this Agreement.

8.

Release of All Claims – For the above considerations, you fully release Callon Petroleum Company and all its affiliates and present and former agents and employees from all claims or causes of action, whether known or unknown, which arise out of or relate to your relationship or employment with Callon, including its employees and agents.  You waive and release all claims to the fullest extent permitted by law, including claims under the Age Discrimination in Employment Act.  You agree that in the event any claim/action is brought by you or on your behalf by any agency, such as the EEOC, you disclaim any award which may be obtained and agree Callon shall not be required to pay any such award.

9.	Mississippi Law Applies – This Agreement shall be interpreted in accordance with Mississippi law.

Please accept my sincere appreciation for your years of dedicated service and loyalty to our Company.  I and the entire Callon Team wish you the absolute best.

Sincerely,
/s/ Fred L. Callon

Fred L. Callon
President and CEO

I HAVE READ, UNDERSTAND AND ACCEPT THIS AGREEMENT.

ACCEPTED THIS __13__ DAY OF __February___________, 2015.

/s/ Bob F. Weatherly
Bob F. Weatherly